UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2017

Oncolix, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-192405	46-3046340
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14405 Walters Road, Suite 780 Houston, TX	77014
(address of principal executive offices)	(zip code)

281-402-3167
(registrant’s telephone number, including area code)

Advanced Environmental Petroleum Producers Inc.
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in [sic] Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2017, the Board of Directors of Oncolix, Inc. (the “Company”) voted to increase the number of Directors to three from the current two, and elected Jerry R Youkey MD and Dale Zajieck to serve as Directors until their resignation or replacement by action of the stockholders of the Company. In connection with and immediately prior to such action, J. Donald Payne resigned as Director of the Company but continues to serve as Secretary of the Company. Michael T. Redman continues to serve as the third Director of the Company.

Dr. Youkey and Mr. Zajicek have served as Directors of the Company’s wholly owned subsidiary, Oncolix, Inc. (a Delaware corporation) since 2007 and 2011, respectively.

Dr. Jerry R. Youkey currently serves as serves as executive vice president and chief academic officer of Greenville Health System (GHS) of Greenville, South Carolina, reporting to the chief executive officer of GHS. GHS is an 8-campus integrated delivery system with 1,756 beds in 8 hospitals, employing approximately 14,000 employees and 1,000 medical doctors. Since 2011, Dr. Youkey has additionally served as Founding Dean of University of South Carolina School of Medicine-Greenville and in 2015 was appointed University of South Carolina Associate Provost for Health Sciences-Greenville. Dr. Youkey served a rotating internship and general surgery residency at William Beaumont Army Medical Center, El Paso, TX, and a fellowship in peripheral vascular surgery at Walter Reed Army Medical Center, Washington, DC. Dr. Youkey also served in the US Army and was honorably discharged in August 1984, after attaining the rank of Colonel, Medical Corps. Dr. Youkey served as Chief, Department of Surgery, and Director, Peripheral Vascular Surgery Fellowship Program at Geisinger Medical Center, Danville, PA, prior to coming to Greenville. Dr. Youkey is certified by the American Board of Surgery in general vascular surgery. Dr. Youkey is widely published in his specialty field of general vascular surgery, having authored books, abstracts, and journal articles. Dr. Youkey holds the academic appointment of Professor and Associate Dean at the University of South Carolina, Columbia, SC. Dr. Youkey received his BA from Stanford University, Palo Alto, CA, his medical degree from the Medical College of Wisconsin, Milwaukee, WI, and is a member of numerous professional societies and organizations.

Mr. Zajicek has over 37 years of experience in the pharmaceutical and biotech industry. In 2015 he retired as president of BioVectra, Inc., located in Charlottetown, Prince Edward Island, Canada, and served as an executive officer with BioVectra since 1995. Following his promotion to chief operating officer in 2005, he was responsible for growth of the firm’s contract manufacturing and drug development efforts, with the firm filing numerous Drug Master Files (DMF), Investigational New Drug applications (IND), and supported the New Drug Applications for numerous clients. Mr. Zajicek successfully led BioVectra to the development of generic docetaxel, and obtained “first to file” status for this oncology drug. BioVectra partnered the product with Sandoz for the US market, and other marketing firms for markets in Canada, Europe, Middle East, North Africa, and South America. Under Mr. Zajicek’s leadership, BioVectra developed capabilities in microbial fermentation for protein-based and small molecule drugs, as well as combining biotech processing with synthetic capabilities to perform unique chemistries and conjugations of large to small molecules. Prior to joining BioVectra, Mr. Zajicek held positions in manufacturing operations, engineering, research and product development, and business development at G. D. Searle and The NutraSweet Company. Mr. Zajicek holds a BS in Chemical Engineering from Illinois Institute of Technology and a BS in Business Administration from Elmhurst College.

There were no disagreements between the Company and Mr. Payne related to his resignation as a Director.

The Directors of the Company continue to serve in such capacity without compensation. The term of each Director continues until the next election by stockholders, or their resignation or removal by action of the majority of stockholders. The next election by stockholders is expected in May 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncolix, Inc.

Date: October 4, 2017	By:	/s/ Michael T. Redman
Michael T. Redman
President and Chief Executive Officer

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